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                                                                    EXHIBIT 99.1

                                                                    NEWS RELEASE



CONTACTS:      Carl A. Strunk
               Executive Vice President, Chief Financial Officer
               805.563.1566

               Loren Pannier
               Senior Vice President, Investor Relations
               714.778.7109


                CKE RESTAURANTS, INC. PRICES PRIVATE PLACEMENT OF
                  $171.5 MILLION CONVERTIBLE SUBORDINATED NOTES

         ANAHEIM, Calif. -- March 10, 1998 -- CKE Restaurants, Inc. (NYSE:CKR) today announced that it has priced a $171.5 million private placement of six-year convertible subordinated notes due 2004, with a coupon of 4.25 percent. The notes are convertible into the Company's common stock at an initial conversion price of $48.204 per share. The size of the offering was increased from the previously announced $150 million in response to demand. The offering is expected to close on March 13, 1998.

         Net proceeds are expected to be approximately $167 million. The Company intends to use the proceeds, together with available cash and borrowings under the Company's credit facility, to purchase 557 franchised Hardee's restaurants from Advantica Restaurant Group, Inc.

         The notes are not registered under the Securities Act of 1933, or applicable state securities laws, and may not be offered or sold absent registration under the Securities Act and applicable securities laws or an available exemption from registration requirements.

         CKE Restaurants, Inc., through its subsidiaries, franchisees and licensees, operates 708 Carl's Jr. quick-service restaurants, including 120 Carl's Jr./Green Burrito dual-brand locations, primarily located in California, Nevada, Oregon, Arizona and Mexico; 3,038 Hardee's quick-service restaurants in 39 states and 10 foreign countries, including 77 Carl's Jr./Hardee's dual-brand locations; 109 Taco Bueno quick-service restaurants in Texas and Oklahoma; 82 JB's Restaurants; 26 Rally's quick-service restaurants and six Galaxy Diner restaurants.


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